DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

EXHIBIT 99.1
Transcript of Webcast conducted
by the Company on May 16, 2006
DRESSER-RAND
Moderator: Blaise Derrico
May 16, 2006
1:00 p.m. CT
Operator: Good day, ladies and gentlemen, and welcome to Dresser-Rand’s first quarter 2006 earnings conference call. My name is Jamie and I will be your coordinator for today’s call.
At this time, all participants are in a listen-only mode. We will be facilitating a question and answer session toward the end of this conference call.
If at any time during the call you require assistance, please press star followed by zero and a coordinator will be happy to assist you. As a reminder, this conference call is being recorded for replay purposes. After Dresser-Rand’s comments today, I will instruct you on the procedures for asking your questions.
I’ll now turn the conference over to Blaise Derrico, Director of Investor Relations. Please go ahead, sir.
Blaise Derrico: Thank you, Jamie. Before we begin, I want to remind you that statements made during this conference call that are not historical facts may be forward-looking statements. Forward-looking statements involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements.

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

In addition, this conference call contains time-sensitive information that reflects management’s best judgment only as of the date of the live call. Dresser-Rand does not undertake any ongoing obligation other than that imposed by law to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after this call.
Further information concerning issues that could materially affect the performance related to forward-looking statements can be found in Dresser-Rand’s periodic filing with the SEC. This call is open to the public and is being webcast simultaneously at www.dresser-rand.com and will be archived for replay.
A copy of the news release Dresser-Rand issued yesterday is also available on its website. Now, I’ll turn the call over to Vincent R. Volpe, Jr., President and CEO.
Vincent Volpe: Thank you for joining us today, and welcome to Dresser-Rand’s earnings conference call. With me today are Len Anthony, Dresser-Rand’s Chief Financial Officer; and Blaise Derrico our Director of Investor Relations. Today I’ll start with a review of some recent highlights, and Len will follow me with a detailed discussion of our first quarter results.
Please turn to slide 3. We’re pleased with our first quarter performance. Net income was about $12 million or 14 cents per share. While the first quarter is typically our weakest quarter, this year’s results were significantly better than the first quarter 2005.
A few key highlights. After-market bookings were 29 percent higher than last year’s first quarter. Our backlog grew 17 percent to a record level. Revenues increased 25 percent and our operating income tripled. With the completion of our secondary offering this past month, our free float increased to 69 percent from 36 percent.

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

From a strategic standpoint, our product development efforts are making good progress. Most notably, the LNG test rig is on schedule. And I’ll have more to say about that subject on our next call. Additionally, the integration of the Tuthill Steam Turbine Business is progressing well, and it’s also on schedule with our integration plan.
One final highlight. I’m pleased to report that one of the things I talked about on our recent road show is now becoming a reality: the expected upturn in refinery activity. We were recently notified that we will be the sole source supplier of all rotating equipment for a major refinery expansion project. The total booking for us will approximate $100 million and will be released sequentially in the latter part of this year.
At this time, I’m not at liberty to disclose further details, but they’ll be forthcoming in the very near term.
Before asking Len to discuss our financial results in more detail, I’ll make a few additional comments about our bookings and backlog. Please turn to slide 4.
Bookings for the last 12 months were nearly $1.4 billion or 4 percent higher than the same period a year ago, and 42 percent higher than 2 years ago. Please turn to slide 5. Our backlog at the end of March was $994 million or 17 percent higher than a year earlier and about 91 percent higher than 2 years ago.
Breaking it down into our two segments, new unit backlog of $750 million is up 8 percent versus a year ago, and the all-important aftermarket backlog is up about 54 percent, to $244 million. Both of these segment’s backlogs are at record high levels.

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

Backlog data is, of course, important, as it gives us good visibility about future performance. For example, our new unit backlog of $750 million includes $560 million of bookings that are scheduled to ship this year, and $190 million scheduled to ship in 2007.
With that, I’ll turn it over to Len.
Leonard Anthony: Thanks, Vince. You can now turn to slide 6 please.
As Vince mentioned, we reported net income for the first quarter of about $12 or 14 cents per diluted common share. Our first quarter 2006 net income included two unusual items. First, we recorded a curtailment gain of about $12 million, or $7.9 million after tax. This gain resulted from a recently negotiated labor agreement at our Wellsville, New York operation, under which we made changes to retiree healthcare benefit.
These changes result in cash savings going forward, as they reduce the future estimated cash cost of certain previously recorded benefits. The amount we recorded is the actuarial net present value of the estimated reduction in cash cost.
The second unusual item is a charge of about $1.1 million or $700,000 after tax, resulting from the prepayment of $50 million of bank debt in the quarter. As you know, in connection with any such prepayment, we need to accelerate the amortization of previously recorded debt issuance costs related to the prepaid amount.
These two unusual items had the effect of increasing net income by $7.2 million or 8 cents per diluted share. Absent these unusual items, earnings per share on a non-GAAP basis would have been about 6 cents, or slightly ahead of the upper end of our earnings guidance range of 3 to 5 cents that we provided in a news release in late February of this year.

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

Now turning to slide 7. Revenues for the first quarter 2006 of $292 million were almost $60 million or 25 percent higher than the first quarter of 2005. New unit sales of $139 million were up about 58 percent versus the first quarter of 2005, and sales of aftermarket parts and services of $153 million increased approximately 5 percent.
Please turn to slide 8. Total operating income for the first quarter 2006 was $30 million, including a non-cash curtailment gain of about $12 million. This compares to operating income of about $9 million for the first quarter 2005. Our operating income margin improved to 6.3 percent before the curtailment gain, from 3.7 for the corresponding period in 2005.
Now please turn to slide 9. Our new unit operating margin improved 6 percentage points to almost break even. The significant improvement from the same period a year ago is attributable to volume leverage, productivity, and better pricing. Our aftermarket operating margin also improved approximately 6 percentage points to 22.5 percent. The increase from the same period a year ago is due to higher volumes and higher pricing for parts and services.
Now on to slide 10, please. At the end of the first quarter, our liquidity was approximately $210 million and consisted of about $59 million of cash, and about $151 million of available borrowings under our bank credit arrangements. Our letter of credit usage continued to increase to support our growing business. We remain comfortable with this level of liquidity and we expect strong free cash flow in the second half of this year.
On to slide 11. In terms of our first quarter cash flow, net cash providing by operating activities was about $12 million, which was materially lower than the first quarter of 2005. Changes in working capital were the principal cause for this difference.
Accounts receivable provided cash of approximately $50 million in the first quarter of 2006, compared to $80 million in the first quarter of 2005. This difference is principally due to about $31

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

million that we collected from Ingersoll-Rand last year as part of the settlement from the acquisition.
Inventories grew about $36 million in the quarter, as our business continued to grow. Customer advances decreased about $7 million in the quarter, compared to an increase of about $41 million in 2005. This occurred primarily as a result of timing of significant bookings in the first quarter of 2005.
In terms of our investing activities during the first quarter 2006, we used approximately $3.2 million for capital expenditures. However, in the first quarter of 2005, investing activities actually provided cash of about $8 million, as we sold our investment in a partially owned entity for about $10 million.
In terms of our financing activities, we used $50 million in the quarter to pay down debt, compared to about $85 million in the corresponding quarter in 2005. We expect to generate significant cash from operations over the balance of the year. Capital expenditures are expected to be in the range of 1 percent to 1.5 percent of sales, which means we should have strong free cash flow.
Now if we could turn to slide 12, please. Turning to the major use of the cash flow, you can see on this slide the significant reduction in our total debt over the last five quarters. The total reduction was about $273 million from the peak of $823 million at the end of 2004 to $550 million at the end of the first quarter of 2006.
Turning now to slide 13. We ended the first quarter with a debt-to-capital ratio of about 45 percent, and a net debt to our last 12-month adjusted EBITDA was a very comfortable 2.6 times. We plan to continue to use our free cash flow for further debt reduction and strategic acquisitions going forward.

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

For more information about results for the first quarter, refer to our 10-Q, which we filed with the SEC on Monday, May 15. Before I turn the call back over to Vince, I wanted to make a few comments about what we expect to see in the second quarter.
As you know, we recently completed a secondary offering of common stock. In connection with this offering, certain management exit units, as described in our 10-Q vested. This will result in a pre- and after-tax non-cash compensation expense and a credit to additional paid-in capital of about $9.1 million or 11 cents per diluted share that will be reflected in our 2Q 2006 results.
Because this non-cash compensation expense is not tax deductible, the effective tax rate in the second quarter of 2006 will be higher than the U.S. federal statutory rate. Just a couple of other items of interest: In 2Q, we expect depreciation and amortization to be about $12.5 million and interest expense should be about $12 million.
With that, I will now turn the call back over to Vince for some closing comments, and to moderate the Q&A session.
Vincent Volpe: Thank you, Len. Please turn to slide 14. I’ll rap up our prepared remarks with a few comments about our business outlook. Strong energy demand and limited supply have led to structurally higher energy prices. This, in turn, is driving significant growth in capital expenditures by energy companies.
As a result, demand for our products and services continue to be strong. Our backlog is extended into 2007, with $222 million of our March 31, 2006 backlog already scheduled to ship next year. We currently expect bookings for the second quarter to exceed both second quarter 2005 and first quarter 2006 levels, which were $297 million and $365 million respectively.

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

As to earnings guidance, second quarter operating income is expected to be significantly better than the second quarter of 2005. We’ve often said that our operating income is subject to seasonal highs and lows, with the high percentage of the total year falling in the last two quarter.
While this pattern will be reflected in this year’s results, we are making some progress in pulling more of the year’s operating income in to the first half. We currently expect to realize about one third of the year’s total operating income, before unusual items, in the first half as compared to 26 percent to 27 percent in the past two years.
For the second quarter 2006, we expect earnings per share, including the non-cash compensation expense of 11 cents per share explained earlier, to be in the range of 13 to 15 cents on about 85.5 million shares.
At this point, we’ll open the line for questions. Operator, please begin the Q&A session.
Operator: Thank you. Ladies and gentlemen, if you would like to ask a question at this time, simply press star one on your touch-tone telephone. Again star one for your questions or comments at this time. If you’re using a speaker phone, please make sure that your mute function is turned off in order for your signal to reach our equipment. Again, that’s star one for questions. We’ll pause for just a moment to assemble the queue. Thank you.
We’ll take our first question from Ole Slorer with Morgan Stanley.
Ole Slorer: Hi, Vince.
Vincent Volpe: Hello, Ole; how are you today?

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

Ole Slorer: I’m very well, Vince. I wonder if you could just help with one thing you commented. You said one third of the earnings in the first half of the year. If we look at your guidance for the second quarter and add, I presume you should add back the non-cash charge when we think about that in the third, then you’ll have something like a low 30s number for the first half of the year. Are you indicating that that...
Vincent Volpe: That’s right.
Ole Slorer: That should be a third of the full year’s? In other words your full year guidance will be about $1?
Vincent Volpe: No. What I said, Ole wasthat operating income, so there are things that go on, obviously, below the line that get you to different EPS numbers. The guidance that we provided in the past on the EPS number was that it was consistent with what we had seen from First Call.
Ole Slorer: That was good. It gave me a small heart attack there.
Vincent Volpe: Yes. I don’t want to do that. In fact, I want to do the opposite, OK? We should feel good about the fact that we’ve all known for some time that we had a seasonality issue from an operating income standpoint in Q1. If you adjust the one-time items that Len talked about, we came in just under $18.5 million for operating income for the first quarter, which is pretty close to the upper end of the range that we had provided from an operating income guidance standpoint. I think we had provided $17 to $19 million.
Ole Slorer: Yes.
Vincent Volpe: And what we said was that that was going to be right around the historic average of 7 percent to 9 percent. Actually, Ole, it’s a little closer to 10, OK? It’s sort of half way between 9

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

percent and 10 percent. So that, from an operating income, sort of gives you, you know, that’s the Rosetta Stone, if you will, OK, in terms of figuring out where we think the operating income’s going to land this year.
And that is consistent with First Call, when you bring it all the way down to EPS. What I’ve said is that in previous years, we’ve made sort of 27 percent or so of our operating income in the first half of the year. What I’m saying now is that we’re probably going to get to about a third of the total operating income in this year’s first half. So if we got just under 10 percent in the first quarter, then you can sort of, you can see where we’re pitching Q2 now from an operating income standpoint.
And again, the point being that we are making progress on our journey to pull things up into the first half. And I repeat myself again. This is a journey we’re on folks. We are making progress and it’s going to take, you know, I don’t know that we’ll ever get to 25 percent of the earnings per quarter, but we’re certainly going to keep pushing in that direction.
So it’s good news rather than the opposite, Ole.
Ole Slorer: OK. No, no, that’s, that good. So in other words, the first quarter had ((inaudible)) something that you still feel confident about, I mean, given your remarks.
Vincent Volpe: Yes we do.
Ole Slorer: Yes. And if I can just talk a little bit about the aftermarket business, which seems to be this phenomenally strong for you at the moment and with very good margins. You have, if you look at the, at the backlog that you, and the way it is now, both year over year and sequentially it’s up sharply and the order intake is up a lot too. I mean, that seemed to, how should we take those numbers as an indication of the sort of year over year growth in the aftermarket business.

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

Vincent Volpe: Yes.
Ole Slorer: So yes, you should take the year over year in backlog as an indicator of year over year revenue growth? No.
Vincent Volpe: No. I’m sorry. Please restate your question. I thought you said something, now I’m not quite sure, but say it again, Ole.
Ole Slorer: Yes, if we look again at the aftermarket parts and service backlog.
Vincent Volpe: Right.
Ole Slorer: Twenty-four percent sequentially and 55 percent year over year.
Vincent Volpe: Right.
Ole Slorer: And if you look at the new orders for the aftermarket, it’s up 29 percent year over year.
Vincent Volpe: Right.
Ole Slorer: Both of those seem to indicate very strong year over year revenue potential for that business. And my question is, to what extent are those percentages, let’s say of new orders, an indication of what we should expect in year over year sales growth?
Vincent Volpe: Well, I think from a sales standpoint, Ole, obviously we book things that have different cycle times, depending on whether it’s a retrofit or a spare part or an extended field contract, so I think that the best guidance I can give you on a full year basis is a little bit north of 10 percent

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

growth in sales, or low double-digits, let’s put it that way, low double-digit growth year over year on sales.
Ole Slorer: OK, because year over year it’s in the aftermarket is up 5 percent or 4.6 percent, so we should be looking for that to be more in the kind of mid-low teens or something like that?
Vincent Volpe: That’s right. When we look at the sales and we lay them out, and of course we have an advantage of knowing when these longer bookings that we’ve already gotten, when they’re going to go, OK? And so we’re kind of providing you that guidance of low teens looks pretty solid.
I mean, we already have $30 some odd million of backlog for 2007 that’s in the aftermarket, just based on mix, which we’re quite happy with.
Ole Slorer: And when it comes to the margins that we should expect there, I mean, they were down a little bit sequentially, of course, because of seasonality, but they were up quite sharply year over year.
Vincent Volpe: Right.
Ole Slorer: How close are you now to where you think those margins ultimately could peak at? I mean, they’re very good. I mean, how much, how much more upside is there in those margins?
Vincent Volpe: Well, we, of course, have to deal with allocating fixed costs, and in a quarter where volume is quite a bit weaker, that puts pressure on both the units and the aftermarket margins, which is why we guide people to look at 1Q versus 1Q, you know, year over year. And of course you’ve seen terrific growth on a quarter to quarter basis in both of those.

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

You’ve seen 6 percentage points growth on the units, and just under 6 percentage points in the aftermarket services, but you’d still, if you look at the aftermarket number of 22.5 percent, that was still less than the fourth quarter of the previous year, OK?
Ole Slorer: Yes.
Vincent Volpe: And so I thinkthe guidance we provided before is, we could look for, on a full-year basis, you know, 2 to 3 points increase in both the units and the aftermarket margins, and it wouldn’t surprise me, just based on the way the business is going so far, that we might even get a little bit more than that in the aftermarket in terms of full year-over-year growth.
Ole Slorer: Yes, well the aftermarket looks very strong.
Vincent Volpe: It really does. It really does.
Ole Slorer: But on the new-unit side, that’s probably the one area where we’re struggling a little bit with why there isn’t a little more pricing leverage or margin conversion from sales. I mean you did 9.1 percent the fourth quarter down to 4 percent in the current quarter. I mean, the sales there, of course are lumpy and a little bit down, but it seems to us as if there was some indications of pricing power ((inaudible)) that started sort of early fourth quarter last year and maybe continued to build since then.
So can you talk a little bit about how much of the business that you executed this quarter was from orders, let’s say, that you took before you had the kind of pricing power that you got toward the end of the year last year?
Vincent Volpe: A fair amount, Ole. I think that if you were to look at the bridge between first quarter of ‘05 and first quarter of ‘06, you’d see we picked up about 6 percentage points. About 2 of that was

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

price, so not very much. The rest was what I would call both direct and indirect productivity. So part of that’s operating leverage, and the other part is direct productivity, in terms of hours per contract, labor hours, and material costs.
So we got about 4 percentage points from productivity and about 2 percentage points from price. That number will continue to stay at that level and increase as we move forward. So we’re flushing out, it’s what you said, we’re flushing out backlog that we took at lower prices.
Ole Slorer: And how much of your current backlog is, or what’s the split would you say of your current backlog in terms of what’s on a new price book and what’s on the more, what’s reflecting a slower environment and what we currently are in.
Vincent Volpe: I would say we’re probably at this point at 50 percent from the last, from the last jump that we made, and you know, I’d have to go back and look at every single contract to give you a number, because, you know, obviously there’s a sequential price, you know, pricing from ‘05 to ‘06 and ‘04 to ‘05 in bookings. So I would say probably half of it is at the lower prices, and the other half is at slightly higher prices.
Ole Slorer: OK.
Vincent Volpe: But again, you know, don’t look for a 10 point jump from one quarter to the next.
Ole Slorer: Oh no. I understand. It’s a long lead time business. But one final question. When you talked about this refinery contract, how is your negotiation taking place now compared to say, what it would have been a year ago? How important is ability to delivery, how jammed are your competitors? Is your backlog a reflection of the industry backlog you think? Or is the industry more booked than you? And how does that all translate into pricing when you meet with your

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

customers now and talk about not only FPSO’s and refineries, but pipelines and whatever else is coming down the pike.
Vincent Volpe: OK. Well, there are a couple of things in there Ole. First of all, the specific project that we’re talking about, we’ll obviously be able to release, we just were notified literally last week, so we haven’t been given the green light yet to get into a lot of detail, but that is forthcoming and we’ll share that in more detail.
What I will say to you though is that it is from a very solid, long-term client that we have an alliance-type relationship with and you know, this is, when people talk to you about how little or how much these alliances are worth, this is a good way to measure how much an alliance is worth. You know, $100 million in one project worth. So it’s a big deal for us, and we’re really, really excited about it.
I can tell you that delivery certainly is an issue, not only in this specific project but in all projects. Our backlog is up. If you were to time the backlog and you looked at when it was shipping, you would see, you would probably back calculate something like a 12 to 14 month cycle time, which is what it was last quarter.
So what I’m really saying to you is, you know, because of the way that we do selective outsourcing and subcontracting, the way we manage our capacity, we’re not having to add much in terms of the cycle time toward delivery schedules. We believe, and I underscore believe, that our competitors are perhaps more vertically integrated and we have seen, and I’ve indicated this before, we have seen in some cases, significant increase to their deliveries.
And frankly, their deliveries are making a difference in terms of competitiveness, and you know, what you get to exchange for that is a little bit of price, right?

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

Ole Slorer: Yes.
Vincent Volpe: So yes, the delivery is a huge, in my opinion, it’s a huge competitive advantage for us, and by the way, we are not at all stretching deliveries out any where near what we’ve seen in other parts of the industry.
Ole Slorer: OK, Vince, well thanks so much for that.
Vincent Volpe: Yes, thank you. Thanks for the questions Ole.
Operator: We’ll take our next question from Roger Read with Natexis Bliechroeder.
Roger Read: Good afternoon.
Vincent Volpe: Good afternoon, Roger.
Roger Read: I guess Ole covered quite a lot of ground.
Vincent Volpe: He does that, Rog.
Roger Read: Yes, he has that, MO. Anyway, a couple of questions for you on, just sort of, I guess, some of the moving parts in the quarter. Looked like there was a charge related to some sort of a litigation issue in the first quarter relatively small, about $1 million. Did that go into the new unit segment or are we looking at a clean new unit operating income number, you know, as you talked through 200 basis points from price and 400 basis points from manufacturing efficiencies.
Vincent Volpe: Actually, Roger, that was split between the segments and nearly equally.

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

Roger Read: So it’s an allocated cost.
Vincent Volpe: An allocated cost.
Roger Read: OK, so no real big impact on it?
Vincent Volpe: No.
Roger Read: OK, looking at the growth rate for the aftermarket segments, revenues, you kind of indicated before and I think from an annual basis, sort of a 10 percent or high single digits, low double digits growth rate, 5 percent in the first quarter. Was there anything unusual? Is that, you know, it’s not just seasonality, of course, because we’re looking at year over year, but was there anything unusual in the quarter, something that didn’t ship or something that didn’t happen in the fourth quarter, or happened in the fourth quarter, didn’t happen in the first?
Vincent Volpe: No. No, really there wasn’t. You just, you can get that degree of variability. You know, if you take a small enough, if you take a small enough sample, like just a quarter versus a year, Roger, so there was nothing remarkable though in either direction.
Roger Read: OK. And obviously on the back of this pipeline, excuse me, pipeline, this refinery award, is there anything you’ve seen recently on either the LNG side or the pipeline side you could comment on. You know, something you might be bidding on that you might bid on before the end of the year that we can think of as a late ‘06 or an ‘07 event?
Vincent Volpe: Other than what I’ve indicated before, probably not. I mean, because I’ve already been pretty specific about the opportunity in LNG and you know, I think we’ll have more to report on that in the next quarter. I got to tell you though. The refining, it may be happening a little faster than we even thought. I was surprised, to be honest with you, Roger. I mean we knew about this

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

project. Obviously we were working on it. But I was surprised to see the client, you know, sort of advise us we were going to be sole sourced, you know, as early as it happened.
The other thing about it, Roger, is that the guidance that I have been providing on the road show when Len and I were visiting with the investment community was that as a rule of thumb, for every 200,000 barrels a day of refinery increase, we thought we could get about $40 million of equipment.
What we’ve seen in this one, and again, I can’t give you too much details, but it’s a little more than 300,000 barrels a day increase and so the number approaching $100 million is, you know, from our standpoint, a good surprise. And frankly, you know, just a little bit more equipment than we thought was going to be included.
So, what I guess I’m saying on the refining side is, there’s a ton of activity. There’s a lot going on. The opportunity on a per opportunity basis is apparently a little bit greater than what I had previously indicated, and the timing may be a little bit faster. And so, you know, two very good pieces of news in terms of thinking about later bookings this year or early ‘07 bookings.
Roger Read: OK, thank you. That’s very informative.
Vincent Volpe: All right, Roger, thank you.
Operator: We’ll take our next question from Jeff Kieburtz with Citigroup.
Jeff Kieburtz: Thanks. Good afternoon.
Vincent Volpe: Hi, Jeff.

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

Jeff Kieburtz: Let me just pick up on that last comment, Vince. What do you attribute, it sounds like you’re getting on the refinery project, you know, maybe as much as 50 percent more, you know, revenue opportunity per barrel of capacity addition than what you’d previous estimated.
Vincent Volpe: Well, a couple of things, I think, you know, honestly Jeff, we probably estimated a tad less anyway, because I’d rather have this conversation than a different one with you.
Jeff Kieburtz: Sure.
Vincent Volpe: And a second thing in this specific one is, most of these are going to be driven by steam turbines, which we build, whereas I thought they were going to be motor drives, to tell you the truth. So that was the other piece of it. Now, are they all going to be steam drive versus motor? The answer to that is, I don’t know. I’m pretty sure the customers haven’t figured that out yet either.
I mean, this is all, you know, and even in this specific case, we’ve been advised that we’re going to be sole source, Jeff, but we don’t have all the final equipment selections done yet in detail. We’ve got to go through each of the services. There’s obviously a ton of stuff that needs to be done, and these orders will be released sequentially.
They won’t be able to write us one order for $100 million. They’ll come over the next, you know, probably between now and the end of the year we’ll getsort of $10 million here and $20 million there type thing.
Jeff Kieburtz: And how will that translate into revenue? When we think about those purchase orders, the purchase order comes and then you get the revenue 9 months later?

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

Vincent Volpe: Well, yes, say probably somewhere around 12 months. And we’re saying we’re sort of on nominal 12 month deliveries. So yes. Give it a one-year turnaround from the time that the bookings show up.
Jeff Kieburtz: Got you.
Vincent Volpe: I mean, it’s the same way you account for us anyway, Jeff. You just, you add a year on to what we’re telling you on the new unit bookings from a modeling standpoint, and then the aftermarket you use as a statistic number that rolls through.
Jeff Kieburtz: Are you thinking that the refinery market is the principal driver of your new unit business at this juncture?
Vincent Volpe: No, but I can tell you that this past quarter, and again, one quarter doesn’t tell the whole story, but this quarter we had about 48 percent of our new unit bookings, so just under half was downstream and a third was upstream, and the rest was basically midstream, so that’s a little bit, you know, that’s a little bit more skewed to downstream than I would have expected.
If you look at all the ‘05 bookings, upstream and downstream were nearly identical in terms of relative percentages.
Jeff Kieburtz: And you think that split might persist here for a while?
Vincent Volpe: Yes, I really do.
Jeff Kieburtz: OK, on the upstream are you seeing any, you know, we’ve heard comments about shortages or longer lead times, let’s say, in terms of compressors for gas gathering. Is that impacting your demand level at all?

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

Vincent Volpe: Yes, and I think positively, because again, we have a competitive advantage there which we’re able to exploit.
Jeff Kieburtz: OK. You talked before about the fact that you’re not having any difficulty maintaining delivery time. Do you have a, what is your capacity constraint? Where can we see backlog go before that starts to be an issue in your mind?
Vincent Volpe: First, let me just correct one thing. You know, I didn’t say we don’t have any difficulty. It’s a struggle every day, Jeff, because we’ve got materials, suppliers and things like that we have to work with, but we’re succeeding right now.
And, what I would say to you is, the growth that we have thought about this year, in terms of bookings, where we’ve looked at, we’ve sort of thought about how much the market could grow, and said, if we at least maintain our share, what does that mean in terms of our bookings.
When we laid those out, and again, you can’t ever say for sure when you’re going to book something and exactly what plant it’s going to be built in, but basically, we don’t think we’re going to have to increase deliveries any at all this year. So, maintaining or slightly growing share in a growing market, we don’t think, it’s doesn’t look to me like we’re going to have to increase the delivery cycles in any significant way, shape, or form.
Now, if we get a ton of equipment, it comes in one specific month for one specific product line built in one specific factory, you know, there may be, you know, a month here or there that gets pushed in or pushed out, but basically we can manage at the same delivery levels with the growth profile that we’re looking at, and so that’s the only way I can answer your question because in an engineer to order environment with nine manufacturing facilities, and a large supply-chain involvement, it’s almost impossible to get a specific number on what our capacity is.

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

But you won’t see it go out; you won’t see deliveries go out any further, Jeff.
Jeff Kieburtz: OK. You gave us a breakdown of the margin increase year over year and the new units between pricing and productivity. Can you do that for the aftermarket business?
Victor Volpe: Yes, it was a little bit better story on pricing there. You know, obviously the turnarounds are faster. When you think about what Ole was onto about how long is it going to take to flush out the backlog. You flush out the aftermarket faster. So we got about 3.5 just maybe just top of 4 points on pricing, and the remainder, the last couple of points came from productivity, which makes sense, right?
Because you got more than one third of your aftermarket business is not manufactured. It’s field services and repair work and things like that. And then the two-thirds that is manufactured are spare parts, which are built off of existing drawings. So the productivity gains that you make in areas of, you know, labor and also in engineering, in many ways flow more directly to the new unit side of the equation than the service side.
So 3.5 to four percentage points from pricing and about two to 2.5 percentage points on productivity from operating leverage.
Jeff Kieburtz: Do you, given, you know, kind of the cost pressures that you know, everybody’s experiencing, do you think you can continue to add you know, 350 to 400 basis points to margin from pricing, net of those cost increases?
Vincent Volpe: In the aftermarket, I think 300 basis is a legitimate expectation.
Jeff Kieburtz: OK. A couple ones for Len, I guess.

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

Vincent Volpe: I’m sorry, Jeff, let me just make sure, one final thing on that is. You know, because of the seasonality and the volume impact, we need to continue to make the comparisons year over year.
Jeff Kieburtz: Understood.
Vincent Volpe: OK. Sorry. Go ahead for Len.
Jeff Kieburtz: There was a, you know, other income in the quarter $1.9 million, maybe I overlooked it, but what was that?
Leonard Anthony: It was the currency effect, Jeff.
Jeff Kieburtz: That was the currency effect, OK. And if I could ask you if we excluded from the second quarter the impact of the compensation charge, what would you expect your full-year tax rate to be?
Leonard Anthony: We previously guided to 35 percent Jeff. At this point in time, based on our current outlook, I think it could be slightly lower, something between 33 percent and 34 percent.
Jeff Kieburtz: OK, excluding the?
Leonard Anthony: Excluding that.
Jeff Kieburtz: Yes. OK. And just on the new unit business, historically we’ve been able to start with starting backlogs, add orders, subtract revenue. We got awfully close to ending backlog. That relationship didn’t seem to hold up in this quarter. Can you help us with why not? Looks like

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

there’s about $30 million, $40 million new backlog, ending backlog in new units than you would arrive with the traditional math.
Leonard Anthony: Yes, that’s right Jeff. Actually it was an adjustment we made to our backlog numbers during the first quarter, some of which probably should have been picked up in 4Q.
Jeff Kieburtz: Can you elaborate at all?
Leonard Anthony: Well, to say it simply, Jeff, there was an error in the backlog number.
Jeff Kieburtz: Got you. OK. So, it’s nonrecurring.
Leonard Anthony: Nonrecurring.
Jeff Kieburtz: Got it.
Leonard Anthony: The actual number today is a good backlog number, so it’s not as if there’s an issue in backlog.
Jeff Kieburtz: Got it. OK, great. Thank you very much.
Vincent Volpe: Thanks, Jeff.
Operator: Our next question will come from Dave Anderson with UBS.
Dave Anderson: Hi. Good afternoon, gentlemen. Quick question right up front on internal controls. You had another statement in the 10-Q regarding insufficient internal controls. Can you talk about that

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

a little bit? What are you doing to resolve this? When can we, when can we expect this to be fixed? And what would be any associated costs with getting align here?
Leonard Anthony: Sure, David. Obviously there’s a really long answer to this question, but to go back to the beginning of time for DRC as a stand-alone company, when it first went publicly, it disclosed the fact that we had material weaknesses. They were not well defined at that point in time. What’s really happened in terms of progression of events is, there’s been much more definition, granularity around what those things are.
So you’re going to see the 10-K disclosure, Item 9A repeated in each subsequent quarterly filing until there is a change in those material weaknesses as described. Now, the question you raise about what are we doing to overcome the material weaknesses, we’re actually, in earlier filings put in some communication about what we’re doing. We’ve, you know, built the staff. We’re putting in place new processes and procedures. And we’ve got projects underway to use information technology to reinforce the procedures and assist the staff.
So, from my perspective, what you’ll see at the end of the year is a clean auditor’s opinion. That is, we will be in compliance with Sarbanes 404. Whether or not we have eliminated all the material weaknesses in my mind remains a question. At this point, we’re confident we’re going to continue to make progress.So the list of material weaknesses that you see today will be different and presumably significantly smaller at the end of the year, but I can’t assure anybody at this point in time that they will all be eliminated.
Because the material weaknesses as you read emanate from, you know, basic business processes that go across the company that we need to get resolved. So it’s not as if it’s just call it a simple accounting issue of putting a new accounting procedure in place, and three people can overcome the material weakness. It’s a bit broader.

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

Your last point was in terms of what’s it going to cost? You’ve already seen our S&A expense if you look at, you know, quarter over quarter 1Q ‘05 and 1Q ‘06, and that gives you a feel for some of the costs associated with, call it overall governance related to a stand-alone public company. Frankly, the delta 1Q ‘05 to 1Q ‘06 was a bit larger than just those governance-related expenditures.
There was some obvious increased cost related with the increased volume of the business. So it is going to be a fairly costly exercise for us, you know, exactly what that’s going to be I don’t know. Because our focus is really going to be on putting in place the appropriate business processes so that material weaknesses are eliminated.
Now, going forward what we’ll see is, as we get our staff, you know, finalized, we put in place the new processes and we’ve got IT up and running the way it should be, then I would expect the S&A costs to start to come back down over time. And staff levels we have on board today probably will not be required going forward. But again, in today’s environment what we’re doing, given the fact that we have those material weaknesses as defined, we’ve got significant compensating controls at the corporate level that we put in place to ensure that the numbers we report to you are accurate.
So, our efforts to date and we’ll continue through the period in time, until the material weaknesses are eliminated, will be to focus on quality of reporting. Then, secondarily, timeliness.
Vincent Volpe: Yes, let me just weigh in on this also from my standpoint, Dave, which is, just looking at it from a slightly different vantage point, if you think about what Len just said is OK, you know, summarized. Number one, this is not to be unexpected now. There’s a lot of granularity. That’s the world we live in and frankly I think it’s a good thing, because as we go through and knock these things off, you’re going to be able to see progress on a sequential basis.

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

So not to be, but this is not to be unexpected coming from, as a stand-alone, it’s coming as the division of a large company to now being stand-alone.
Point number two, we have come to the party. We have a terrific group in our financial reporting area, whom I’m very proud of, by the way, in terms of all the hard work that they’ve been doing. We have supplemented that with some folks that have public accounting experience from the outside. We have pretty much the team that we need in place now, and so the cost is already here. OK?
And so as Len alluded to, you know, some time in the future, and I can guarantee you that we’re focused on this, we expect that cost to retract, and you know, that is, with a backstop of growth in aftermarkets and units means we should actually pick up going forward operating leverage as we work our way through these things.
But the final point that I want to leave you with on this, which I think is critical for the entire investment community, is that material weaknesses need to be reported, need to be addressed, but they are not impacting our numbers. Our numbers are good numbers. What they’re impacting is how long it takes us to issue them, because we’ve got processes that need to be improved.
And so we take a belt and suspenders approach. We spend a lot more money, but our numbers are good. And which is why we get, you know, the letters that we get from our auditors. So, you know, we will continue to take as much time as we need to make sure that we provide the external world with good, reliable numbers.
And so the internal weaknesses are obviously something that we need to address. We’re working on it. It is a company initiative, not just an accounting initiative, because we do require

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

cross-functional teams to improve on these processes, so we will keep after it, Dave. You will see a big improvement by the end of the year, but it’s unlikely they’re all going to be gone by then.
But as I said, it will not impact our numbers.
Dave Anderson: OK, so end of the year, Sarbanes compliant. You probably have a few more material weaknesses, but we can expect this to resolve early next year.
Vincent Volpe: Yes, and no negative cost. No negative cost surprises on this.
Dave Anderson: OK, fair enough. Let’s get back to operational stuff. Can you just repeat for me once again your new unit bookings break down? Did you say 48 percent in the unit sales or new unit bookings came from upstream and 30 percent downstream?
Vincent Volpe: Yes, that’s right, Dave.
Dave Anderson: And what was that again for aftermarket? I’m sorry.
Vincent Volpe: We don’t classify them by upstream and downstream, I don’t believe.
Dave Anderson: OK.
Vincent Volpe: So I’m sorry I can’t give you that.
Dave Anderson: Well, I guess I was just looking at, you know, you’ve had the fifth sequential quarter in a row of increasing the aftermarket. I mean, how much of that is attributable to you know, you see a lot of refineries down for maintenance right now. I mean, is that, is that a decent portion of that pick up coming from that?

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

Vincent Volpe: No, I think what’s happening is, we’ve got a situation, remember, where this equipment runs and runs and runs, and we have, you know, almost 100,000 pieces of our equipment out there running, so it’s very hard to pick on one specific macro event that’s driving growth.
What we think is happening is, we think we continue to pick up a little bit of share. The install base stays. So year over year you ought to see improvement just from that standpoint.
Dave Anderson: OK.
Vincent Volpe: And then on top of that, we’re going in and working on other people’s equipment now, and we’re bringing other initiatives into the space to try and, to try and create demand and drive growth that way. And we’re succeeding. You know, we tripled our bookings, quarter over quarter, from last year to this year in the applied technology area, where we, where we work on other people’s equipment. So we continue to drive in that area also.
Dave Anderson: OK, now somebody touched on it earlier, but in terms of midstream ((inaudible)) and whatnot, it seems to me the landscape is pretty fertile ground out there for ((inaudible)) along those lines. Where would you start expecting to see a pick up in orders, you know, specifically in the pipeline, and would you expect it to come more domestic or the international side?
Vincent Volpe: Well, I think we expect to see a pretty good mix of domestic and international, because there’s projects all over the world. From our standpoint, we’re seeing a fair amount of activity right now in terms of inquiries. I think we’ll see a little bit of pick up, but I don’t think that the percentage is going to change, Dave, because we’re going to continue to see growth in upstream and downstream.

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

So it’s kind of like, you know, we have to grow in the midstream, just to keep up on a percentage basis, you know, somewhere around that 20 percent, and the other thing is, on a per unit value basis, our midstream business is quite a bit lower. Because normally what we do is we sell just a compressor. So on a floater, which is an upstream application, you know, the nominal purchase order price may be $40 million or $50 million. On an average pipeline per station basis, it may be $4 million or $5 million.
Dave Anderson: Oh, OK.
Vincent Volpe: OK?
Dave Anderson: OK. Last question for you. You know, a big part of your story has been your turbocompressing: the technological advantage you have over your competitors. And you know, you’ve had a nice little window here that you’ve been talking about, you know, three or four years on your competitors.
Well, according to GE, they have a turbocompressor coming on the market next year, and they’re telling me it’s going to be commercial, a commercial application some time next year. How does that fit in terms of your view? I mean, is your window closing a little bit? I mean, do you need to kind of step up the effort to penetrate the market more before they come into the market? Can you just kind of walk me through that argument?
Vincent Volpe: Well, yes, I think there’s a couple of things. Number one, you know, you’ll need to get information from our competitors about what they’re doing from them, obviously. But what I can tell you from our standpoint is, we continue to drive forward. We have no intention of acquiescing our lead. In fact, today, literally today, we received information that we have gotten our first order for a close coupled DATUM C, which is the next generation, Dave.

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

Now, we haven’t talked a lot about it, but it forms the basis and it’s the base building block to subsea compression. It’s the base building block to our, what we’re calling our ICS or Integrated Compression System, which will have a separator and a compressor in one body packaged together with a cooler, OK? So we continue to press forward. That is new fertile ground.
And frankly, there was another competitor; it wasn’t the one that you cited, that had some equipment on that site. They had three trains already running there. And we’d gotten the order on an existing site because of the technology. So we continue to drive forward also.
Dave Anderson: OK. Thanks a lot.
Vincent Volpe: You bet.
Operator: Our next question will come from Daniel Henriques with Goldman Sachs.
Vincent Volpe: Hi, Dan.
Daniel Henriques: Hi, how are you?
Vincent Volpe: Great.
Daniel Henriques: I have a question. On the aftermarket business, just trying to get a sense of your organic growth, trying to exclude Tuthill for a second. So you had 5 percent revenue growth year over year. That’s about $7 million growth year over year. I think Tuthill was running, correct me if I’m wrong, about $7 million, $8 million a quarter, so am I looking at it correctly? Is your organic growth year over year flattish, or am I missing something?
Vincent Volpe: For this quarter it’s flat.

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

Daniel Henriques: It’s flat.
Vincent Volpe: Fairly flat.
Daniel Henriques: OK, so the organic, so the organic growth, I think you talked about mid- to high-teens aftermarket growth?
Vincent Volpe: We talked about low teens, Dan.
Daniel Henriques: That includes Tuthill?
Vincent Volpe: Pardon me?
Daniel Henriques: And that includes Tuthill for ‘06 versus ‘05?
Vincent Volpe: Yes, but Dan, I got to tell you. I mean, Tuthill was sort of a $70 million a year in sales business that had somewhere between 15 percent and 20 percent aftermarket services. OK?
Daniel Henriques: Yes.
Vincent Volpe: So that’s what they brought, if you will, to the equation, so very low number. You know, out of nominally $700 million business, that’s pretty insignificant. Now, we believe we are going to, in fact, we have started to see growth in that business because we have a services infrastructure and network that they didn’t have. And so we’re able to mine more opportunities out of the existing install base and so, the fact that some of these now, some of this growth is coming from Tuthill frames, if you will, we expect it.

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

But we won’t, I think this is probably the last time we’ll have the conversation, because we’ve completely integrated the product lines. If you look at the single-stage turbine business and you take what was the Dresser-Rand models and you take the Tuthill models and you put them together, we’ve reduced about 30 percent now of the offerings.
So we’ve come up with, or we’re coming up with the best mouse trap, which is kind of a hybrid of both, you know, what we had before. So I think that the Tuthill aftermarket piece is quite insignificant in this, in this going forward story.
Daniel Henriques: Yes, I just wanted to clarify because I thought what surprised me a little bit was your organic growth being flat year over year in the first quarter, after I think you grew about 11 percent last year roughly organically.
How should we think about your organic growth over the course of the rest of the years, for you to achieve the mid- to high-teens target, and are you concerned at all about the flattish aftermarket growth this quarter, organically?
Vincent Volpe: No, I’m not concerned about it being flat, and what I think I said before was, we’re looking at the second quarter being significantly up in terms of, the best thing to do is look at bookings, by the way, because the sales fall when they will, OK?
Daniel Henriques: Yes.
Vincent Volpe: The bookings were up significantly in Q1, Q2. Right now we’re showing Q3 fairly flat, and Q4 the same so, and I suspect that we are under, we may be underestimating the back-end bookings, but with what we’ve got laid in the backlog right now plus what we think we’re going to book, you know, we’ve got a bottoms up forecast that says, you should expect us to hit low teen growth in revenue increase year over year.

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

And we’ve also told you, and this helps you triangulate things a little bit, that we expected to have somewhere in the low- to mid-20 percent of the total operating income for the year shipped in the second quarter.
Daniel Henriques: OK.
Vincent Volpe: OK?
Daniel Henriques: The other question, on the tax rate, I think you started the year, I think guiding about 40 percent tax rate, and then I think you lowered to 35, and now you’re talking about 33 to 34. Can you walk us through the reason for that, and also, you haven’t changed your EPS guidance for the year. Is that just you being conservative even though the tax rate is going down, or is there something else there?
Leonard Anthony: Well, yes, Daniel, in terms of the tax rate at 40 percent, I don’t think we ever guided at 40 percent. 4Q ‘05 was about 40 percent and that was kind of a strange year, given how the quarters fell and the work that was done, pursuing some, you know, tax credits. So that year is not a representative year to look at.
And I think this year we’ve started out at 35 percent and frankly, just as we’ve refined our thinking about the potential for some tax benefits, based on some shipments out of the U.S., we saw a modest decline, as we currently look at our forecast. It’s not suggesting any significant change in our business in any way.
Vincent Volpe: I think the 1 percent to 2 points, Dan, you know, when we talked about a range in terms of you know, the EPS originally, you know, the first ((inaudible)) values that was out there, it’s sort of a rounding error, and obviously, if we went from 35 percent to 25 percent tax, number one, we’d

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

have to explain a little more clearly why that was. And number two, that would change the EPS guidance, but it’s so close with this, you know, in such a small bandwidth anyway, that it’s not worth changing any guidance over.
Daniel Henriques: Got it. Last question. The margin improvement in aftermarket year over year, about 600 basis points, I know the way I think you all look at, correct me if I’m wrong, but I think you all look at cost allocations to new unit and aftermarket based on revenues. Is it materials, the cost of allocation, going to new units versus aftermarket in that margin expansion, or are there other factors here that are driving this, more so than just the cost of allocation going to new units as that revenue growth is increasing? Is that meaningful?
Leonard Anthony: Well, depends on what you call meaningful, but it’s about a 1 percent change.
Daniel Henriques: One percent, OK, great. Thanks.
Operator: We’ll take our next question from Richard Ong with Eagle Capital Management.
Richard Ong: Thank you. Going back to the $100 million in order from the refinery equipment. Do you recognize revenues on a completed basis or a percent of completion basis, and do you recognize at this along the way, over the next 12 months, going from second half onward?...
Vincent Volpe: Well, Richard, this is on a completedcontract basis, so you know, literally as we start to report the bookings on this project that we’re talking about, you would add nominally a year to that, and that’s when you’re going to see the revenue and the earnings associated.
Richard Ong: OK, so it’s not delivering compressors over the course of 12 months, but all in at the end....

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

Vincent Volpe: Yes, from the time you get a booking to the time you produce this class of compressor, turbo compressors or large process reciprocating compressors, driven with steam turbines. You’re looking at something nominally around a year, maybe 13 months from the time you get the order.
So the clock will start for us, if you will, when they release us, you know, sort of machine by machine, and as I said before, it will come sequentially.
Richard Ong: OK and this is one machine?
Vincent Volpe: Pardon me?
Richard Ong: This is one machine?
Vincent Volpe: No, no, no, this is many machines.
Richard Ong: Oh.
Vincent Volpe: You know, the unit value per machine per se is somewhere probably $2 million to $3 million so that should give you a sense of how many machines we may be talking about.
Richard Ong: Got it. Thank you.
Operator: We’ll take our next question from Jeff Kieburtz with Citigroup as a follow-up.
Jeff Kieburtz: Thanks. Going back to the refinery market for a second, just to clarify, I think I heard two different versions. Forty-eight percent of your new unit orders in the quarter were downstream or upstream?

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

Vincent Volpe: Downstream, Jeff.
Jeff Kieburtz: Downstream, OK. And as you look at the refinery market, can you give us some sense of what the global capacity expansion might be over the next one to two years?
Vincent Volpe: Eleven million barrels a day.
Jeff Kieburtz: Eleven million barrels a day.
Vincent Volpe: That’s what we, that’s what we’ve been able to source, Jeff. You know, we try to triangulated between what we’re getting in terms of internal inquiries and what’s being, what’s being listed externally, and that number that I quoted is an external number. I think we got it from one of the oil and gas journals. I’m not exactly sure of the source, but I know it was, it’s something that we got from public domain.
Jeff Kieburtz: And is that, that’s a two-year horizon, or is that kind of longer?
Vincent Volpe: Well, they’re talking about bringing that much online by 2010.
Jeff Kieburtz: OK. End of (the decade)...
Vincent Volpe: And so if you back up Jeff, right? It takes a year to do the installation, commissioning, and you know, all that work, and so we need to deliver by ‘09 at the latest, which means we’d need to be getting orders in ‘08. That was kind of where my thinking was and here we are in ‘06 and it started.
Jeff Kieburtz: Got it.

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

Vincent Volpe: But that’s the timeframe we’re looking at.
Jeff Kieburtz: And on the new unit business, is there a material difference in the margins, depending on whether it’s upstream, downstream, or midstream?
Vincent Volpe: No, not really Jeff. It’s worldwide competition, you know.
Jeff Kieburtz: Right. OK. And then finally, as you’d announced before, you’re making the investment in the test facility in France. Should we think about that as indicating your growing confidence that there is going to be work for that test facility, or rather an indication that you need to invest in the test facility to attract customers.
Vincent Volpe: No, it’s the former. We already have a test facility in (Olean) New York which is quite capable of doing whatever we need.
Jeff Kieburtz: OK.
Vincent Volpe: So this was one of the areas that, you know, I talk about managing outsourcing and subcontractors. You can’t subcontract the final assembly or test no matter what. You got to do that. And so we want to make sure we have the capacity and the capability to do that.
Jeff Kieburtz: Very good. Thanks very much.
Vincent Volpe: All right, Jeff, take care.
Operator: We’ll take our final question from Steve Pouns with Pool Capital.

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

Steve Pouns: Yes, thank you. Can you hear me?
Vincent Volpe: Sure, Steve, how are you today?
Steve Pouns: Fine. I’m doing good. As you look at the aftermarket business and you’re trying to gain share through this Tuthill acquisition, are you having any trouble finding qualified people to go work on these things out in the field? And I guess that’s the first question.
The second question is are you seeing, you know, a push to have to increase labor rates out there?
Vincent Volpe: Well, let me answer the second one first. We’re increasing labor rates.
Steve Pouns: OK.
Vincent Volpe: And that obviously shows in, you know, in that aftermarket number that you, you know, the one up 600 basis points. As far as getting experienced people is concerned, you know, we acquired Tuthill. They had some really great people there. And we also have people in our company that already have a lot of experience working on steam turbines, because we had, you know, a steam turbine business that was practically twice the size of Tuthill’s, you know, for starters.
So we have the technicians and the basic capability that we need. Now, as the market just grows in general, it’s a broader question. We need to continue to increase the number of technicians that we have to send out on field work. And so, you know, the answer to that is, we’re able to find those people. We are increasing our labor rates. The cost base is going up in those areas, but it’s coming out in the margin, so we’re keeping ahead of the game, so to speak.

DRESSER-RAND
Moderator: Blaise Derrico
05-16-06/1:00 p.m. CT
Confirmation # 8587524

Steve Pouns: Right, OK. Thank you.
Vincent Volpe: OK, Steve, thank you. Folks, I think that concludes it from our side. I’m going to turn it back over to Blaise now for just the final bit of this.
Blaise Derrico: I want to thank everybody for joining the call today. If you have further questions you can reach me. My number is in the news release that we sent out yesterday. Thank you again.
Operator: Once again, ladies and gentlemen, that concludes today’s call. Thank you for your participation. You may disconnect at this time.
END